Stockholder contact:	800-345-6611, option 3

Media contact:	Carlos Melville 617-897-9384 carlos.melville@columbiathreadneedle.com

TRI-CONTINENTAL CORPORATION

HOLDS 93rd ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, June 20, 2023 — Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today held its 93rd Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in favor of the recommendations of the Corporation’s Board of Directors (the “Board”) on each of two proposals at the Meeting.

Specifically, Stockholders elected four Directors, Ms. Janet Langford Carrig, whose term will expire at the Corporation’s 2025 Annual Meeting of Stockholders, and Mses. Patricia M. Flynn and Catherine James Paglia, and Mr. Brian J. Gallagher, each for a term that will expire at the Corporation’s 2026 Annual Meeting of Stockholders and all until their successors are elected and qualify. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2023 fiscal year.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or visiting www.columbiathreadneedleus.com. The prospectus should be read carefully before investing in the Corporation. For more information, please call 1-800-345-6611 or visit columbiathreadneedleus.com.

The Corporation is not insured by the FDIC, NCUA or any federal agency, is not a deposit or obligation of, or guaranteed by any financial institution, and involves investment risks including possible loss of principal and fluctuation in value.

© 2023 Columbia Management Investment Advisers, LLC. All rights reserved.

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